Exhibit 99.1

July 27, 2011
Dow Reports Second Quarter Results
Earnings Per Share Grows 68 Percent Driven by
18 Percent Sales Gain and EBITDA(1) Increase of 24 Percent;
Emerging Geographies and Asia Pacific Each Reach New Quarterly Sales Records

Second Quarter 2011 Highlights

•
Dow reported earnings of $0.84 per share. This compares with reported earnings of $0.50 per share in the same period last year. The Company delivered earnings of $0.85 per share excluding certain items(2), compared with $0.54 per share on the same basis in the year-ago period.

•
EBITDA increased 24 percent year-over-year to $2.3 billion, with gains in every operating segment. This contributed to a record first-half EBITDA excluding certain items. On the same basis, Electronic and Specialty Materials and Performance Systems each achieved quarterly records. Health and Agricultural Sciences and Chemicals and Energy grew more than 40 percent.

•
EBITDA margin(3) excluding certain items expanded for the ninth consecutive quarter on a year-over-year basis, with improvements in excess of 200 basis points in Health and Agricultural Sciences, Performance Systems, and Chemicals and Energy. On the same basis, Plastics delivered the eighth consecutive quarter in excess of 20 percent.

•
On a reported basis, sales were $16 billion, the second highest quarter in the Company's history. Sales excluding the impact of divestitures increased 28 percent year-over-year, with double-digit gains in all operating segments and geographic areas.

•
In emerging geographies, sales reached $4.9 billion, a new quarterly record for the Company. Volume growth in these regions was 14 percent excluding the impact of divestitures. Sales in Asia Pacific reached a new quarterly record of $2.7 billion, and grew 23 percent excluding divestitures.

•	Health and Agricultural Sciences set a new sales record for the first half of the year, surpassing $3 billion. In the quarter, EBITDA margin rose more than 370 basis points versus the year-ago period.

•	Volume rose 9 percent versus the same quarter last year excluding the impact of divestitures, with gains across nearly all operating segments. On the same basis, demand grew in all geographic areas.

•	Price was up 19 percent excluding the impact of divestitures, with increases in all operating segments and double-digit gains in all geographic areas.

•	Equity earnings were $291 million. The Company's year-to-date equity earnings of $589 million represent a new record for the first half of the year.

•	Dow retired $1.5 billion of gross debt in the quarter and reduced net debt(4) to total capitalization to 41.6 percent. In the first half of the year, the Company retired $4 billion of gross debt.

(1)
EBITDA is defined as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided following the Operating Segments table.

(2)	See Supplemental Information at the end of the release for a description of these items.

(3)	EBITDA margin is EBITDA as a percentage of reported sales.

(4)	Net debt equals total debt (“Notes payable” plus “Long-term debt due within one year” plus “Long-Term Debt”) minus “Cash and Cash equivalents.”

Comment
Andrew N. Liveris, Dow's chairman and chief executive officer, stated:
“This marked another quarter of tremendous progress for Dow. We delivered significant and broad-based top-line growth, and reached a new quarterly sales record in emerging geographies. The performance of our diverse and balanced portfolio once again overcame continuing headwinds in certain sectors. More importantly, we remain firmly on the trajectory to reach our near-term earnings targets, as evidenced by EBITDA growth of nearly 25 percent - up in every operating segment - as well as overall margin expansion for the Company. Further, our year-over-year EPS growth and our EBITDA run-rate of $9 billion are approaching our near-term target.
“Our transformed portfolio, underpinned by our cost-advantaged and flexible operations, is now performing at a new level. This is fueling higher-growth, higher-margin performance through superior market-reach, customer intimacy and innovation. We're delivering all of this while maintaining our steadfast commitment to enhance financial flexibility by paying down debt, and increasing shareholder remuneration. Coupled with the strength of our integrated business model, Dow is firmly on the right strategic path of sustained earnings growth.”

	Three Months Ended
In millions, except per share amounts	Jun 30, 2011	Jun 30, 2010
Net Sales	$16,046	$13,618
Net Sales, excluding Divestitures	$16,046	$12,576

Net Income Available for Common Stockholders	$982	$566
Net Income Available for Common Stockholders, excluding Certain Items	$989	$614

Earnings per Common Share - diluted	$0.84	$0.50
Earnings per Common Share - diluted, excluding Certain Items	$0.85	$0.54

Review of Second Quarter Results

The Dow Chemical Company (NYSE: DOW) achieved sales of $16.0 billion in the second quarter of 2011, the second highest quarter in the Company's history. Sales increased 18 percent, driven by price gains of 17 percent compared with the same period last year.
Sales excluding the impact of divestitures increased 28 percent, with double-digit gains in all operating segments and all geographic areas.
At a Company level, volume grew 9 percent excluding the impact of divestitures, with gains in all operating segments excluding Coatings and Infrastructure, which was flat despite difficult conditions in construction end-markets, and Chemicals and Energy. On the same basis, double-digit volume growth was reported in Health and Agricultural Sciences (13 percent) and Plastics (10 percent). Volume increased in all geographic areas, led by Latin America (23 percent) and Asia Pacific (11 percent).
Price excluding the impact of divestitures rose 19 percent, with double-digit increases in all geographic areas. All operating segments except Electronic and Specialty Materials (up 7 percent) and Health and Agricultural Sciences (up 5 percent) reported double-digit price gains. Price gains more than offset a $1.5 billion increase in purchased feedstock and energy costs.

Sales in emerging geographies reached $4.9 billion, a new quarterly record for the Company. Growth was led by Latin America, which increased more than 35 percent excluding the impact of divestitures. Volume in emerging geographies increased 14 percent excluding the impact of divestitures, with double-digit gains in Electronic and Specialty Materials, Health and Agricultural Sciences, and Plastics.
At a Company level, EBITDA rose $451 million, or 24 percent, to $2.3 billion. This contributed to a new record first-half EBITDA excluding certain items. On the same basis, new quarterly records were achieved in both Electronic and Specialty Materials and Performance Systems. Health and Agricultural Sciences and Chemicals and Energy each posted EBITDA increases in excess of 40 percent.
EBITDA margin excluding certain items expanded year-over-year for the ninth consecutive quarter at a Company level, with Health and Agricultural Sciences, Performance Systems, and Chemicals and Energy each expanding more than 200 basis points. Electronic and Specialty Materials reported its ninth consecutive quarter of at least 25 percent EBITDA margin, excluding certain items, and Plastics delivered the eighth consecutive quarter in excess of 20 percent.
Reported earnings for the quarter were $0.84 per share, compared with reported earnings of $0.50 per share in the same period last year. The Company delivered $0.85 per share excluding certain items, compared with $0.54 per share on the same basis in the year-ago period. Certain items in the current quarter consisted of a loss on the early extinguishment of debt of $0.01 per share. (See Supplemental Information at the end of the release for a description of certain items affecting results.)
Dow's global operating rate was 84 percent, up 4 percent from the same year-ago period. Sequentially, the Company's operating rate rose 1 percent.
Research and Development (R&D) expenses rose 1 percent versus the same period last year. The Company continued to invest in technology-driven segments led by Coatings and Infrastructure for DOW™ POWERHOUSE™ solar shingles and Electronic and Specialty Materials.
Selling, General and Administrative (SG&A) expenses rose 7 percent versus the year-ago period, primarily driven by increased spending in Health and Agricultural Sciences and Electronic and Specialty Materials in support of product launches and growth initiatives.
Equity earnings were $291 million, led by Dow Corning, MEGlobal and the Company's joint ventures in Kuwait. The Company's year-to-date equity earnings were $589 million, marking the Company's highest ever first-half equity earnings.
The Company continued to surpass its growth synergy targets, delivering $1.5 billion in sales on an annual run-rate basis. Sequentially, the Company's run-rate grew 24 percent.
Net debt to total capitalization declined to 41.6 percent. In line with continued deleveraging efforts, the Company retired $1.5 billion of gross debt in the quarter, bringing the year-to-date total debt retirement to $4 billion and reducing interest expense by $250 million on an annual basis going forward.
“This marked another quarter of tremendous progress for Dow,” said Andrew N. Liveris, Dow's chairman and chief executive officer. “We delivered significant and broad-based top-line growth, and reached a new quarterly sales record in emerging geographies. The performance of our diverse and balanced portfolio once again overcame continuing headwinds in certain sectors. More importantly, we remain firmly on the trajectory to reach our near-term earnings targets, as evidenced by EBITDA growth of nearly 25 percent - up in every operating segment - as well as overall margin expansion for the Company. Further, our year-over-year EPS growth and our EBITDA run-rate of $9 billion are approaching our near-term target.

TMTrademark of The Dow Chemical Company or an affiliated company of Dow.

“Our transformed portfolio, underpinned by our cost-advantaged and flexible operations, is now performing at a new level. This is fueling higher-growth, higher-margin performance through superior market-reach, customer intimacy and innovation. We're delivering all of this while maintaining our steadfast commitment to enhance financial flexibility by paying down debt, and increasing shareholder remuneration. Coupled with the strength of our integrated business model, Dow is firmly on the right strategic path of sustained earnings growth.”

Electronic and Specialty Materials
Sales in Electronic and Specialty Materials were $1.5 billion, up 13 percent from the same quarter last year, driven by 6 percent volume growth and price gains of 7 percent. Dow Electronic Materials reported a solid volume gain, with the strongest demand growth in the Display Technologies and Growth Technologies businesses, driven by new product introductions. In Asia Pacific, Dow Electronic Materials reported double-digit demand growth, with gains across all business units, resulting from favorable demand trends in the region. The business recorded several customer wins in the quarter, including electroplating materials, chemical mechanical planarization pads and display films.
Specialty Materials reported a solid year-over-year sales increase, with double-digit gains across all geographic areas. Dow Water and Process Solutions reported quarterly sales and EBITDA records, driven by double-digit volume growth in all geographic areas except North America. Volume gains were reported in ion exchange resins, reverse osmosis membranes and the business' ultrafiltration platform. Dow Wolff Cellulosics reported an increase in sales, with double-digit volume gains in Europe, Middle East and Africa (EMEA) and Latin America, driven by strength in food and pharmaceuticals demand. Dow Microbial Control continued to see volume growth in North America, led by ongoing demand from energy end-markets.
Equity earnings were $97 million, reflecting a solid contribution from Dow Corning. This compares with equity earnings of $112 million in the same period last year. EBITDA for the segment was $429 million, which compares with EBITDA of $426 million in the year-ago period.

Coatings and Infrastructure
Coatings and Infrastructure sales were $1.6 billion. Excluding the impact of divestitures, sales were up 14 percent, completely driven by price gains. Double-digit sales gains were reported in Dow Adhesives and Functional Polymers, Dow Building and Construction, and Dow Coating Materials. Volume growth in Dow Building and Construction and Dow Coating Materials continued to be restrained by soft demand from construction and architectural end-markets in developed regions.
Dow Adhesives and Functional Polymers reported volume growth in all geographic areas, except EMEA, with the largest gain in Asia Pacific. The business also reported a double-digit increase in price, reflecting actions taken in response to high raw material costs. Dow Building and Construction reported demand growth across all geographic areas except North America, where new construction starts remain significantly depressed. The business reported a double-digit volume gain in Asia Pacific, driven primarily by demand in China. Results for the business were partly impacted by ongoing investment in DOW™ POWERHOUSE™ solar shingles. Dow Coating Materials reported price gains across all geographic areas as the business responded to a sharp rise in raw materials costs. In architectural coatings, volume gains were reported in Latin America, Asia Pacific and EMEA, while industry conditions remained difficult in North America. Industrial coatings volume fell as a result of strong pricing initiatives to offset higher raw material costs, particularly in the epoxy chain.

EBITDA for the segment was $231 million, which compares with EBITDA of $230 million in the same period last year.

Health and Agricultural Sciences
Health and Agricultural Sciences reported record second quarter sales of $1.5 billion, up 18 percent compared with the year-ago period. Volume increased 13 percent and price rose 5 percent. All geographic areas reported double-digit sales gains versus the same period last year. The business also posted record first-half sales of more than $3 billion.
Seeds, Traits and Oils reported demand growth of more than 35 percent. A continued increase in adoption of SmartStax® hybrids in North America and a strong growing season in Latin America drove significant volume increases in corn. Cotton finished a strong season with first-half sales up more than 50 percent, driven by an increase in U.S. planted acres and continued penetration of PhytoGen® cottonseeds. Also in the quarter, the business announced plans to acquire Prairie Brand Seeds, a leading provider of top-quality, high-yielding soybeans, further expanding Dow AgroSciences' broad range of product offerings.
Double-digit growth in agricultural chemical sales was driven by volume gains resulting from new product sales and increased demand for range and pasture products. Globally, new agricultural chemical product sales were up nearly 40 percent versus the same quarter last year, led by increased demand for rice herbicides in Asia Pacific and strong sales of cereal herbicides in the United States and Canada.
EBITDA for the segment was $287 million, which compares with $196 million in the year-ago period.

Performance Systems
Sales in Performance Systems were $1.9 billion. Sales excluding divestitures were up 19 percent compared with the same quarter last year. Price was up 17 percent, reflecting actions taken in response to higher raw material costs, with double-digit increases achieved in all geographic areas. Volume increased 2 percent, led by Latin America and North America. Dow Automotive Systems reported double-digit volume expansion in Latin America, primarily driven by demand growth in Brazil and Mexico. The business also reported demand growth for its technology-differentiated products in acoustical and adhesives (e.g., glass bonding) applications. Dow Elastomers reported sales growth of more than 25 percent, driven by volume and price gains across all geographic areas. The business' sales in Asia Pacific rose more than 50 percent, primarily due to the successful start-up of a new joint venture specialty elastomers train in Thailand.
Dow Formulated Systems volume contracted in the quarter due to continued weakness in construction end-markets, particularly in EMEA, as well as lower demand for wind energy applications in China. Dow Wire and Cable reported a double-digit sales increase, driven by broad-based price gains, as well as volume growth resulting from robust demand for power transmission and telecommunications applications in Latin America, particularly in Brazil and Mexico.
EBITDA was $260 million, representing a new quarterly record for Performance Systems. In the year-ago period, EBITDA was $225 million, which included a $15 million pretax gain on the divestiture of Styron.

®SmartStax multi-event technology developed by Dow AgroSciences LLC and Monsanto. SmartStax is a trademark of Monsanto Technology LLC.
®PhytoGen is a trademark of PhytoGen Seed Company, LLC.

Performance Products
Sales in Performance Products were $3.2 billion. Sales excluding divestitures were up 29 percent compared with the year-ago period. Price increased 20 percent, as a result of pricing initiatives to offset higher raw material costs. Volume increased 9 percent and grew in all geographic areas, with double-digit gains in North America and Asia Pacific. Amines posted a double-digit volume increase, driven by ethanolamines used in agricultural chemicals and by ethyleneamines demand in China. The Epoxy business continued to report strong double-digit year-over-year sales growth, with a volume gain of more than 25 percent, led by EMEA and North America. Polyglycols, Surfactants and Fluids also reported volume growth, led by Latin America and Asia Pacific. Demand was particularly strong for surfactants in food and fuel applications, and also for lubricants, driven by uses in steel and automotive industries. Oxygenated Solvents reported double-digit price gains across all geographic areas. The business continues to see strong underlying demand in its key end-use markets of energy, health and nutrition and oil additives. Polyurethanes sales growth was driven by double-digit price gains in all geographic areas. Volume growth was led by North America and Latin America, as the business benefited from tight supply conditions in the polyurethanes industry.
EBITDA for Performance Products was $387 million. This compares with EBITDA of $330 million for the year-ago period, which included a $26 million pretax gain on the divestiture of Styron, partially offset by a $12 million adjustment to the 2009 restructuring charge.

Plastics
Sales in Plastics were $3.3 billion. Sales excluding divestitures increased 30 percent compared with the same quarter last year. Volume increased 10 percent, while price rose 20 percent. Polyethylene reported broad-based sales gains, driven by double-digit increases in both volume and price. The business continued to record volume growth in Asia Pacific due, in part, to additional sales from a new joint venture manufacturing facility in Thailand. As a result of disciplined price and volume management and the Company's cost-advantaged position in feedstocks, Plastics maintained strong margins despite high and volatile raw material costs. Polypropylene reported a significant sales increase in all geographic areas except Asia Pacific as broad-based, double-digit price gains in the packaging and hygiene and medical sectors were achieved in response to rising propylene costs. The business reported robust demand in North America due to low inventory levels in the value chain and growing demand in automotive, consumer durable goods, and packaging end-markets.
Equity earnings for the segment were $65 million, compared with $59 million in the year-ago period. EBITDA for the segment was $751 million. In the same period last year, EBITDA was $696 million, which included a $10 million pretax gain on the divestiture of Styron.

Chemicals and Energy
Sales in the Chemicals and Energy segment were $1.0 billion, up 23 percent from the same period last year. Volume decreased 3 percent and price rose 26 percent. The Chlor-Alkali/Chlor-Vinyl business reported strong sales growth, particularly in EMEA where the business achieved double-digit price increases. The largest price gains were reported in caustic soda, where tight supply and continued strong demand in the alumina and pulp and paper industries supported further pricing initiatives. Vinyl chloride monomer sales were higher than the same period last year due to strong price increases in response to rising ethylene costs. Ethylene Oxide/Ethylene Glycol volume increased from the year-ago period as the industry experienced unplanned production outages and planned turnarounds. The business reported a double-digit increase in price, led by gains in EMEA and North America.

Equity earnings were $130 million for the quarter, compared with $54 million in the year-ago period. EBITDA for the segment was $282 million, which compares with EBITDA of $100 million in the same period last year.

Outlook
Commenting on the Company's outlook, Liveris said:
“Dow's broad geographic reach and leadership in many attractive, high-growth end-markets firmly position us to benefit from the megatrends that are defining our future. On the whole we see growth continuing to gain traction in developed markets, albeit at a somewhat uneven and jagged pace given persistently high unemployment in the United States and sovereign debt concerns in Europe. In fast-growing emerging geographies, despite some inflationary pressures, the rapid expansion of the middle class continues to drive robust underlying fundamentals, and our strong presence and diversification in these high-growth economies continues to serve us well.
“Overall, while no one is immune to unexpected global economic developments, Dow's focus remains steadfast on achieving our strategic objectives, and we are optimistic about our growth prospects in the second half and beyond. Our investments to drive growth, coupled with our actions to further enhance our financial flexibility and market diversification, provide a foundation of strength. With these strengths we will continue to mitigate volatile external conditions and capitalize on areas of greatest opportunity - evidenced by the top- and bottom-line growth we delivered once again this quarter. This is the power of our strategy in action.”

Dow will host a live Webcast of its second quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. ET on www.dow.com.

About Dow
Dow (NYSE: Dow) combines the power of science and technology with the “Human Element” to passionately innovate what is essential to human progress. The Company connects chemistry and innovation with the principles of sustainability to help address many of the world's most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow's diversified industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses deliver a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2010, Dow had annual sales of $53.7 billion and employed approximately 50,000 people worldwide. The Company's more than 5,000 products are manufactured at 188 sites in 35 countries across the globe. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow's management believes that measures of income excluding certain items (“non-GAAP” measures) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.
Note: The forward‑looking statements contained in this document involve risks and uncertainties that may affect the Company's operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company's expectations will be realized. The Company assumes no obligation to provide revisions to any forward‑looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Financial Statements (Note A)
The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
Net Sales	$16,046	$13,618	$30,779	$27,035
Cost of sales	13,551	11,580	25,668	23,121
Research and development expenses	411	407	811	814
Selling, general and administrative expenses	695	648	1,395	1,310
Amortization of intangibles	125	125	248	253
Restructuring charges (Note B)	—	13	—	29
Acquisition and integration related expenses (Note C)	—	37	31	63
Equity in earnings of nonconsolidated affiliates	291	244	589	548
Sundry income (expense) - net (Note D)	80	95	(369)	178
Interest income	10	10	17	17
Interest expense and amortization of debt discount	328	367	705	743
Income Before Income Taxes	1,317	790	2,158	1,445
Provision for income taxes	240	131	360	234
Net Income	1,077	659	1,798	1,211
Net income attributable to noncontrolling interests	10	8	21	9
Net Income Attributable to The Dow Chemical Company	1,067	651	1,777	1,202
Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$982	$566	$1,607	$1,032

Per Common Share Data:
Earnings per common share - basic	$0.84	$0.50	$1.39	$0.92
Earnings per common share - diluted	$0.84	$0.50	$1.37	$0.91

Common stock dividends declared per share of common stock	$0.25	$0.15	$0.40	$0.30
Weighted-average common shares outstanding - basic	1,149.6	1,125.4	1,144.6	1,121.4
Weighted-average common shares outstanding - diluted	1,160.9	1,141.6	1,156.2	1,138.3

Depreciation	$526	$571	$1,085	$1,162
Capital Expenditures	$564	$397	$969	$691
Notes to the Consolidated Financial Statements:

Note A: The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered. These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise indicated by the context, the terms "Company" and "Dow" as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B: In June 2009, Dow's Board of Directors approved a restructuring plan that incorporated actions related to the Company's acquisition of Rohm and Haas Company as well as additional actions to advance the Company's strategy and respond to continued weakness in the global economy. The restructuring plan included the shutdown of a number of facilities and a global workforce reduction. In the second quarter of 2010, the Company recorded adjustments to the 2009 restructuring plan of $13 million ($29 million year to date). See Supplemental Information for additional information.

Note C: On April 1, 2009, Dow completed the acquisition of Rohm and Haas Company. During the first quarter of 2011, pretax charges totaling $31 million were recorded for integration costs related to the acquisition. During the second quarter of 2010, integration costs totaled $37 million ($63 million year to date).

Note D: In the second quarter of 2011, the Company recognized a pretax loss of $10 million on the early extinguishment of debt ($482 million year to date).

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

In millions (Unaudited)	Jun 30, 2011	Dec 31, 2010
Assets
Current Assets
Cash and cash equivalents (variable interest entities restricted - 2011: $107; 2010: $145)	$2,223	$7,039
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2011: $135; 2010: $128)	5,601	4,616
Other	5,150	4,428
Inventories	8,739	7,087
Deferred income tax assets - current	573	611
Other current assets	413	349
Total current assets	22,699	24,130
Investments
Investment in nonconsolidated affiliates	3,469	3,453
Other investments (investments carried at fair value - 2011: $2,015; 2010: $2,064)	2,480	2,542
Noncurrent receivables	341	388
Total investments	6,290	6,383
Property
Property	53,888	51,648
Less accumulated depreciation	35,839	33,980
Net property (variable interest entities restricted - 2011: $1,747; 2010: $1,388)	18,049	17,668
Other Assets
Goodwill	13,079	12,967
Other intangible assets (net of accumulated amortization - 2011: $2,127; 2010: $1,805)	5,389	5,530
Deferred income tax assets - noncurrent	2,057	2,079
Asbestos-related insurance receivables - noncurrent	217	220
Deferred charges and other assets	667	611
Total other assets	21,409	21,407
Total Assets	$68,447	$69,588
Liabilities and Equity
Current Liabilities
Notes payable	$916	$1,467
Long-term debt due within one year	661	1,755
Accounts payable:
Trade	4,893	4,356
Other	2,305	2,249
Income taxes payable	355	349
Deferred income tax liabilities - current	115	105
Dividends payable	374	257
Accrued and other current liabilities	2,810	3,358
Total current liabilities	12,429	13,896
Long-Term Debt (variable interest entities nonrecourse - 2011: $930; 2010: $167)	18,511	20,605
Other Noncurrent Liabilities
Deferred income tax liabilities - noncurrent	1,238	1,295
Pension and other postretirement benefits - noncurrent	7,552	7,492
Asbestos-related liabilities - noncurrent	643	663
Other noncurrent obligations	3,035	2,995
Total other noncurrent liabilities	12,468	12,445
Stockholders’ Equity
Preferred stock, series A	4,000	4,000
Common stock	2,953	2,931
Additional paid-in capital	2,450	2,286
Retained earnings	18,877	17,736
Accumulated other comprehensive loss	(3,647)	(4,399)
Unearned ESOP shares	(448)	(476)
Treasury stock at cost	—	(239)
The Dow Chemical Company’s stockholders’ equity	24,185	21,839
Noncontrolling interests	854	803
Total equity	25,039	22,642
Total Liabilities and Equity	$68,447	$69,588
See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
Sales by operating segment
Electronic and Specialty Materials	$1,450	$1,278	$2,796	$2,457
Coatings and Infrastructure	1,587	1,437	2,985	2,722
Health and Agricultural Sciences	1,500	1,276	3,106	2,645
Performance Systems	1,901	1,808	3,568	3,483
Performance Products	3,157	2,754	6,060	5,543
Plastics	3,274	2,993	6,272	6,015
Chemicals and Energy	1,044	847	2,014	1,686
Hydrocarbons	2,044	1,151	3,796	2,316
Corporate	89	74	182	168
Total	$16,046	$13,618	$30,779	$27,035
EBITDA (1) by operating segment
Electronic and Specialty Materials	$429	$426	$773	$786
Coatings and Infrastructure	231	230	419	368
Health and Agricultural Sciences	287	196	693	580
Performance Systems	260	225	467	430
Performance Products	387	330	843	618
Plastics	751	696	1,560	1,414
Chemicals and Energy	282	100	573	220
Hydrocarbons	—	(1)	—	(1)
Corporate	(295)	(321)	(1,054)	(753)
Total	$2,332	$1,881	$4,274	$3,662
Certain items increasing (decreasing) EBITDA by operating segment (2)
Electronic and Specialty Materials	$—	$—	$—	$(8)
Coatings and Infrastructure	—	—	—	(5)
Health and Agricultural Sciences	—	—	—	—
Performance Systems	—	15	—	15
Performance Products	—	14	—	11
Plastics	—	10	—	10
Chemicals and Energy	—	—	—	—
Hydrocarbons	—	—	—	—
Corporate	(10)	(38)	(513)	(64)
Total	$(10)	$1	$(513)	$(41)
EBITDA excluding certain items by operating segment
Electronic and Specialty Materials	$429	$426	$773	$794
Coatings and Infrastructure	231	230	419	373
Health and Agricultural Sciences	287	196	693	580
Performance Systems	260	210	467	415
Performance Products	387	316	843	607
Plastics	751	686	1,560	1,404
Chemicals and Energy	282	100	573	220
Hydrocarbons	—	(1)	—	(1)
Corporate	(285)	(283)	(541)	(689)
Total	$2,342	$1,880	$4,787	$3,703
Continued

The Dow Chemical Company and Subsidiaries
Operating Segments (Continued)

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
Equity in earnings (losses) of nonconsolidated affiliates by operating segment (included in EBITDA)
Electronic and Specialty Materials	$97	$112	$188	$225
Coatings and Infrastructure	—	1	—	2
Health and Agricultural Sciences	—	(1)	3	1
Performance Systems	(6)	2	(10)	2
Performance Products	3	2	(3)	9
Plastics	65	59	133	124
Chemicals and Energy	130	54	274	152
Hydrocarbons	8	20	19	44
Corporate	(6)	(5)	(15)	(11)
Total	$291	$244	$589	$548

(1)
The Company uses EBITDA (which Dow defines as earnings (i.e., "Net Income") before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA includes all operating items related to the businesses, except depreciation and amortization, and excludes items that principally apply to the Company as a whole. A reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders" is provided below.

Reconciliation of EBITDA to "Net Income Available for The Dow Chemical Company Common Stockholders"	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
EBITDA	$2,332	$1,881	$4,274	$3,662
- Depreciation and amortization	697	734	1,428	1,491
+ Interest income	10	10	17	17
- Interest expense and amortization of debt discount	328	367	705	743
Income Before Income Taxes	$1,317	$790	$2,158	$1,445
- Provision for income taxes	240	131	360	234
- Net income attibutable to noncontrolling interests	10	8	21	9
- Preferred stock dividends	85	85	170	170
Net Income Available for The Dow Chemical Company Common Stockholders	$982	$566	$1,607	$1,032

(2)	See Supplemental Information for a description of certain items affecting results in 2011 and 2010.

Sales by Geographic Area

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
North America	$5,814	$5,050	$11,098	$9,939
Europe, Middle East and Africa	5,713	4,721	11,071	9,468
Asia Pacific	2,741	2,493	5,226	4,862
Latin America	1,778	1,354	3,384	2,766
Total	$16,046	$13,618	$30,779	$27,035

Sales Volume and Price by Operating Segment and Geographic Area

	Three Months Ended			Six Months Ended
	June 30, 2011			June 30, 2011
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	6%	7%	13%	8%	6%	14%
Coatings and Infrastructure	(4)	14	10	(4)	14	10
Health and Agricultural Sciences	13	5	18	13	4	17
Performance Systems	(10)	15	5	(10)	12	2
Performance Products	(3)	18	15	(7)	16	9
Plastics	(7)	16	9	(10)	14	4
Chemicals and Energy	(3)	26	23	(1)	20	19
Hydrocarbons	32	46	78	30	34	64
Total	1%	17%	18%	(1)%	15%	14%
North America	—%	15%	15%	—%	12%	12%
Europe, Middle East and Africa	(3)	24	21	(2)	19	17
Asia Pacific	(1)	11	10	(3)	10	7
Latin America	17	14	31	8	14	22
Total	1%	17%	18%	(1)%	15%	14%

Sales Volume and Price by Operating Segment and Geographic Area
Excluding Divestitures (3)

	Three Months Ended			Six Months Ended
	June 30, 2011			June 30, 2011
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Electronic and Specialty Materials	6%	7%	13%	8%	6%	14%
Coatings and Infrastructure	—	14	14	1	14	15
Health and Agricultural Sciences	13	5	18	13	4	17
Performance Systems	2	17	19	3	14	17
Performance Products	9	20	29	6	18	24
Plastics	10	20	30	7	17	24
Chemicals and Energy	(3)	26	23	(1)	20	19
Hydrocarbons	33	46	79	32	35	67
Total	9%	19%	28%	8%	16%	24%
North America	4%	15%	19%	3%	13%	16%
Europe, Middle East and Africa	10	27	37	12	22	34
Asia Pacific	11	12	23	9	12	21
Latin America	23	15	38	14	15	29
Total	9%	19%	28%	8%	16%	24%

(3)
Excludes sales of the acrylic monomer business and a portion of the specialty latex business divested on January 25, 2010, sales of the Powder Coatings business divested on June 1, 2010 and sales of Styron divested on June 17, 2010.

EBITDA Margin Calculation

	Three Months Ended		Six Months Ended
In millions (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
Net Sales	$16,046	$13,618	$30,779	$27,035
EBITDA excluding certain items	2,342	1,880	4,787	3,703
EBITDA margin excluding certain items	14.6%	13.8%	15.6%	13.7%

Supplemental Information

Description of Certain Items Affecting Results:

The following table summarizes the impact of certain items recorded in the three-month periods ended June 30, 2011 and June 30, 2010:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
Excluding certain items (non-GAAP measures)			$989	$614	$0.85	$0.54
Certain items:
Restructuring charges	$—	$(13)	—	(8)	—	(0.01)
Acquisition-related integration costs	—	(37)	—	(24)	—	(0.02)
Loss on early extinguishment of debt	(10)	—	(7)	—	(0.01)	—
Gain (Loss) on Divestiture of Styron	—	51	—	(16)	—	(0.01)
Total certain items	$(10)	$1	$(7)	$(48)	$(0.01)	$(0.04)
Reported (GAAP amounts)			$982	$566	$0.84	$0.50

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders”

(3)	"Earnings per common share - diluted"

Results in the second quarter of 2011 were impacted by one item:

•	Pretax loss of $10 million on the early extinguishment of debt, included in “Sundry income (expense) - net” and reflected in Corporate.

Results in the second quarter of 2010 were impacted by three items:

•
Pretax adjustments to the 2009 restructuring charge of $13 million for additional exit or disposal activities related to the divestitures of certain acrylic monomer assets and the hollow sphere particle business. The charges are shown as “Restructuring charges” in the consolidated statements of income and reflected in Performance Products ($12 million) and Corporate ($1 million).

•
Pretax charges totaling $37 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas Company (“Rohm and Haas”). The charges are included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•
Pretax gain of $51 million ($16 million loss after tax) on the divestiture of Styron, sold to an affiliate of Bain Capital Partners on June 17, 2010. The pretax gain was included in “Sundry income - net” and was reflected in Performance Systems ($15 million), Performance Products ($26 million) and Plastics ($10 million).

The following table summarizes the impact of certain items recorded in the six-month periods ended June 30, 2011 and June 30, 2010:

Certain Items Impacting Results	Pretax Impact (1)		Net Income (2)		EPS - Diluted (3)
	Six Months Ended		Six Months Ended		Six Months Ended
In millions, except per share amounts (Unaudited)	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010	Jun 30, 2011	Jun 30, 2010
Excluding certain items (non-GAAP measures)			$1,941	$1,105	$1.66	$0.97
Certain items:
Restructuring charges	$—	$(29)	—	(16)	—	(0.02)
Acquisition-related integration costs	(31)	(63)	(20)	(41)	(0.02)	(0.03)
Loss on early extinguishment of debt	(482)	—	(314)	—	(0.27)	—
Gain (Loss) on Divestiture of Styron	—	51	—	(16)	—	(0.01)
Total certain items	$(513)	$(41)	$(334)	$(73)	$(0.29)	$(0.06)
Reported (GAAP amounts)			$1,607	$1,032	$1.37	$0.91

(1)	Impact on "Income Before Income Taxes"

(2)	"Net Income Available for The Dow Chemical Company Common Stockholders”

(3)	"Earnings per common share - diluted"

In addition to the item described above for the second quarter of 2011, results for the six-month period ended June 30, 2011 were unfavorably impacted by two items:

•
Pretax charges totaling $31 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” in the consolidated statements of income and reflected in Corporate.

•	Pretax loss of $472 million on the early extinguishment of debt, included in “Sundry income (expense) - net” and reflected in Corporate.

In addition to the items described above for the second quarter of 2010, results for the six-month period ended June 30, 2010 were unfavorably impacted by the following items:

•
Pretax adjustments of $16 million to the 2009 restructuring charge related to additional asset impairments, approximately half of which was related to a consolidated joint venture. The charges are shown as “Restructuring charges” in the consolidated statements of income and reflected in Electronic and Specialty Materials ($8 million), Coatings and Infrastructure ($5 million) and Performance Products ($3 million).

•
Pretax charges totaling $26 million for integration costs related to the April 1, 2009 acquisition of Rohm and Haas. The charges are included in “Acquisition and integration related expenses” and reflected in Corporate.